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PFSweb Announces Results of 2020 Annual Meeting of Stockholders and Joins Russell 3000® Index
ALLEN, Texas - June 30, 2020 - PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, held its Annual Meeting of Stockholders today, June 30, 2020 in Allen, Texas.
All corporate proposals were approved by the Company’s stockholders, including: the election of eight directors, Mr. David I. Beatson, Ms. Monica Luechtefeld, Mr. Shinichi Nakagura, Mr. Benjamin Rosenzweig, Mr. Peter J. Stein, Mr. Robert Frankfurt, Ms. G. Mercedes De Luca and Mr. Michael Willoughby; the 2020 Stock and Incentive Plan; and compensation of the Company’s named executive officers on a non-binding, advisory basis.
PFSweb was also recently added to the broad-market Russell 3000® Index at the conclusion of the annual reconstitution of the Russell indexes, effective June 29, 2020 according to the FTSE Russell website.
The annual Russell indexes reconstitution captures the 4,000 largest U.S. stocks as of May 8, 2020, ranking them by total market capitalization. Membership in the U.S. all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.
“Our inclusion in the Russell indexes reflects our execution over the past year and targeted return to growth in 2020,” said Michael Willoughby, CEO of PFSweb. “We plan to leverage this additional exposure within the investment community into greater awareness for our company, which should benefit both new and existing investors going forward.”
Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell’s U.S. indexes.
For more information on the Russell 3000® Index and the Russell indexes reconstitution, go to the "Russell Reconstitution" section on the FTSE Russell website.

About PFSweb, Inc.
PFSweb (NASDAQ: PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units - LiveArea for strategy consulting, creative design, digital marketing, and web development services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services - they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, ASICS, PANDORA, Ralph Lauren, Shiseido Americas, the United States Mint, and many more.

PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, please visit www.pfsweb.com.
Investor Relations
Sean Mansouri, CFA or Scott Liolios
Gateway Investor Relations
Tel 1-949-574-3860
PFSW@gatewayir.com